Exhibit (a)(1)(ii)

SIX FLAGS, INC.

4.50% CONVERTIBLE SENIOR NOTES DUE 2015

FORM OF THIRD SUPPLEMENTAL INDENTURE

Dated as of        , 2009

The Bank of New York Mellon, as Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of       , 2009 (the “Third Supplemental Indenture”), between Six Flags, Inc. (formerly known as Premier Parks Inc.), a Delaware corporation (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”) to the Indenture, dated as of June 30, 1999 (the “Original Indenture”), as amended by the Second Supplemental Indenture, dated as of November 19, 2004 (the “Second Supplemental Indenture” and together with the Original Indenture, as may be amended and supplemented to the date hereof, including by this Third Supplemental Indenture,  the “Indenture”) by and between the Company and the Trustee;

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Original Indenture;

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Original Indenture and/or the Second Supplemental Indenture, pursuant to which a new series of Debt Securities may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, pursuant to the Second Supplemental Indenture, the Company created a new securities of Debt Securities issued under the Second Supplemental Indenture, designated as the Company’s 4.50% Convertible Senior Notes due 2015 (the “Notes”) and issued $280,000,000 aggregate principal amount of Notes;

WHEREAS, as of the date of this Third Supplemental Indenture, $280,000,000 aggregate principal amount of the Notes remain outstanding;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), amend or supplement the Indenture and the Notes;

WHEREAS, the Company has offered to exchange (the “Convertible Note Exchange Offer”) all of the outstanding Notes upon the terms and subject to the conditions set forth in the Convertible Note Exchange Offer and Consent Solicitation Statement, dated May 6, 2009, as the same may be amended, supplemented or modified;

WHEREAS, the Convertible Note Exchange Offer was conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been approved by at least a majority in aggregate principal amount of the Notes outstanding, with such Proposed Amendments becoming operative with respect to the Indenture upon the consummation of the Convertible Note Exchange Offer;

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Third Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I.

Section 1.1             Deletion of Definitions and Related References.  Section 1.01 of Article I of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions, as they apply to the Notes only, for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Third Supplemental Indenture.

Article II.

Section 2.1             Amendments to the Second Supplemental Indenture. The Second Supplemental Indenture is hereby amended as follows:

•                  Section 6.02 (Stay, Extension and Usury Laws) is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”;

•                  Section 6.03 (Payments for Consent) is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”;

•                  Section 6.04 (Limitation on Leases) is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”;

•                  Section 7.01 (When Company May Merge or Transfer Assets) is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”;

•                  Section 7.02 (Successor Corporation) is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”;

•                  Section 8.01(Events of Default) clause (c) is hereby deleted in its entirety and replaced with the following:  “the Company fails to comply for a period of 30 days, with the provisions of Article V (other than a failure to purchase Notes, which is covered by clause (b) above)”;

•                  Section 8.01 (Events of Default) clause (d) is hereby deleted in its entirety and replaced with the following:  “the Company fails to observe or perform any covenant, representation, warranty or other agreement in Article X of the Indenture for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding voting as a single class”; and

•                  Section 8.01 (Events of Default) clauses (e) through (g) are hereby deleted in their entirety and replaced with the following: “[intentionally omitted]”.

Section 2.2             Amendments to the Notes.  The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Second Supplemental Indenture effected by this Third Supplemental Indenture.

Section 2.3             Deletion of Related References.  All references in the Supplemental Indenture to the Articles, Sections and Clauses of the Second Supplemental Indenture deleted pursuant to this Article II of this Third Supplemental Indenture are hereby deleted in their entirety.

Article III.

Miscellaneous

Section 3.1             Confirmation of the Original Indenture.  The Original Indenture, as heretofore supplemented and amended by the Second Supplemental Indenture and this Third Supplemental Indenture, as well as the Notes, are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes, heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of each shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Third Supplemental Indenture shall control.

Section 3.2             Governing Law.  This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

Section 3.3             Successors.  All agreements of the Company in this Third Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 3.4             Duplicate Originals.  All parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  It is the express intent of the parties to be bound by the exchange of signatures on this Third Supplemental Indenture via telecopy.

Section 3.5             Severability.  In case any one or more of the provisions in this Third Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.6             Effectiveness.  The provisions of this Third Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of this Third Supplemental Indenture shall become operative only upon the consummation of the Convertible Note Exchange Offer.  The Company shall notify the Trustee promptly after the consummation of the Convertible Note Exchange Offer.

Section 3.7             Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that this Third Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of     , 2009, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Third Supplemental Indenture, dated as of    , 2009. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.8             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

SIX FLAGS, INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title: